Exhibit 21.1

SUBSIDIARIES OF METROCITY BANKSHARES, INC.

Subsidiary	Ownership	State of Incorporation
Metro City Bank	Wholly owned subsidiary of MetroCity Bankshares, Inc.	Georgia